Exhibit 99

DOMINION ENERGY, INC.

CONDENSED CONSOLIDATED EARNINGS STATEMENT

(Unaudited)

Twelve Months Ended March 31, 2022
(millions, except per share amounts)
Operating Revenue	$14,373

Operating Expenses	11,256

Income from operations	3,117

Earnings from equity method investees	276

Other income	916

Interest and related charges	1,475

Income from continuing operations including noncontrolling interest before income tax expense	2,834

Income tax expense	449

Net income from continuing operations including noncontrolling interest	2,385

Net income from discontinued operations including noncontrolling interest	632

Net income including noncontrolling interests	3,017

Noncontrolling interests	26

Net Income Attributable to Dominion Energy	$2,991

Amounts attributable to Dominion Energy
Net income from continuing operations	$2,359
Net income from discontinued operations	632
Net income attributable to Dominion Energy	$2,991

EPS – Basic
Net income from continuing operations	$2.82
Net income from discontinued operations	0.78
Net income attributable to Dominion Energy	$3.60

EPS – Diluted
Net income from continuing operations	$2.80
Net income from discontinued operations	0.78
Net income attributable to Dominion Energy	$3.58

VIRGINIA ELECTRIC AND POWER COMPANY

CONDENSED CONSOLIDATED EARNINGS STATEMENT

(Unaudited)

Twelve Months Ended March 31, 2022
(millions)
Operating Revenue	$7,807

Operating Expenses	5,296

Income from operations	2,511

Other income	118

Interest and related charges	546

Income before income tax expense	2,083

Income tax expense	388

Net Income	$1,695